UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SIFCO Industries, Inc.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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SIFCO Industries, Inc.

970 East 64th Street, Cleveland, Ohio 44103

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of SIFCO Industries, Inc. will be held on January 20, 2011 at 10:30 a.m. local time at the Great Lakes Room, 200 Public Square – 3rd Floor, Cleveland, Ohio, 44114, to consider and vote upon proposals to:

1.	Elect seven (7) directors, each to serve a one-year term expiring at the 2012 Annual Meeting;

2.	Adopt Amendment No. 1 to the SIFCO Industries, Inc. 2007 Long-term Incentive Plan (“2007 LTIP Amendment”)

3.	Ratify the designation of Grant Thornton LLP as the independent registered public accounting firm of the Company; and

4.	Consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

The holders of record of Common Shares at the close of business on December 3, 2010 will be entitled to receive notice of and vote at the meeting.

The SIFCO Industries, Inc. Annual Report for the fiscal year ended September 30, 2010 is included with this Notice.

By order of the Board of Directors.

SIFCO Industries, Inc.

December 15, 2010	Megan L. Mehalko, Corporate Secretary

Kindly fill in, date and sign the enclosed proxy and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are present and vote in person at the meeting, your proxy will not be used.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on January 20, 2011. The proxy statement, proxy card and our annual report to our shareholders are available, free of charge, at “http://www.sifco.com/proxy_materials”.

SIFCO Industries, Inc.

970 East 64th Street, Cleveland, Ohio 44103

PROXY STATEMENT

Mailed on or about December 15, 2010

General Information

The proxy that accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the “Company”) for use at the 2011 Annual Meeting of the Shareholders of the Company to be held January 20, 2011, or at any adjournment thereof. This proxy statement was first mailed on or about December 15, 2010 to shareholders of record on December 3, 2010.

Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing before or at the 2011 Annual Meeting. However, the mere presence at the 2011 Annual Meeting of the shareholder granting a proxy will not revoke the proxy. Unless revoked by notice as above stated, shares represented by valid proxies will be voted on all matters to be acted upon at the 2011 Annual Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions will be deemed to be present for the purpose of determining a quorum for the 2011 Annual Meeting. Abstentions will not affect the vote on Proposal No. 1, but will be counted as “votes against” with respect to proposals No. 2 and No. 3. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the ratification of the selection of the independent registered public accounting firm, but will not be able to vote with respect to the election of directors or approval of the 2007 LTIP Amendment. Broker non-votes will not affect the outcome of any proposals brought before the 2011 Annual Meeting.

The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares they hold of record, and will reimburse such brokers, custodians, nominees and fiduciaries for their expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

The record date for determining shareholders entitled to vote at the 2011 Annual Meeting is December 3, 2010. As of October 31, 2010, the outstanding voting securities of the Company consisted of 5,258,574 common shares, $1.00 par value per share (“Common Shares”). Each Common Share, exclusive of treasury shares, has one vote. The Company held 66,093 Common Shares in its treasury on October 31, 2010. The holders of a majority of the Common Shares of the Company issued and outstanding, present in person or by proxy, shall constitute a quorum for the purposes of the 2011 Annual Meeting.

The table below names the persons who are known by the Company to be the beneficial owners of more than 5% of its outstanding Common Shares as of October 31, 2010, and states the number of such Common Shares beneficially owned by each such person and the percentage of the outstanding Common Shares which that number of shares constitutes as of that date, unless otherwise indicated.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Ms. Janice Carlson and Mr. Charles H. Smith, III,	2,002,049(1)	38.07%(1)
Trustees, Voting Trust Agreement c/o SIFCO Industries, Inc.
970 E. 64th Street
Cleveland, OH 44103

M. and S. Silk Revocable Trust	700,600(2)	13.32%(2)
4946 Azusa Canyon Road
Irwindale, California 91706

(1)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”), as of October 31, 2010, Janice Carlson and Charles H. Smith, III beneficially owned, as Trustees, 2,002,049 Common Shares of the Company and such Common Shares have been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of January 30, 2007 and amended as of January 25, 2010. The Voting Trust Agreement, as amended, is for a three-year term ending January 31, 2013. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares. Although the Trustees do not have the power to dispose of the shares subject to the Voting Trust, they share the power to terminate the Voting Trust or to return shares subject to the Voting Trust to holders of voting trust certificates. Mr. H. D. Smith beneficially owns of record 291,193 shares (5.54%) of the Company, which shares are subject to the Voting Trust Agreement.
(2)	Based on a Schedule 13D/A filed with the SEC on May 21, 2009, M. and S. Silk Revocable Trust, Mark J. Silk and Sarah C. Silk, Co-Trustees, share both voting and dispositive power over 700,600 Common Shares of the Company as of May 21, 2009

PROPOSAL 1 - TO ELECT SEVEN (7) DIRECTORS

Seven (7) directors are to be elected at the 2011 Annual Meeting to hold office until the next annual meeting of shareholders and/or until their respective successors are elected and qualified. Shares represented by validly given proxies will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The seven (7) nominees receiving the most votes will be elected as directors at the 2011 Annual Meeting. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

Each of the below nominees has consented (i) to serve as a nominee, (ii) to being named as a nominee in this Proxy Statement and (iii) to serve as a director if elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is currently intended that the remaining directors will, by the vote of a majority of their number, designate a different nominee for election to the Board at the 2011 Annual Meeting.

Board Recommendation - The Board of Directors recommends that you vote FOR the election of all nominees. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Nominees for election to the Board of Directors

Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience, and any directorships held. The members of the Nominating and Governance Committee have recommended the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company.

The Nominating and Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Nominating and Governance Committee in writing by any of our shareholders pursuant to the procedure outlined below in the section titled “Process for Selecting and Nominating Directors” on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources. In considering individuals for nomination to stand for election, the Nominating and Governance Committee will consider: (1) the current composition of directors and how they function as a group; (2) the skills, experiences or background, and the personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors which may enter into the nomination decision. The Nominating and Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board of Directors and establish a well rounded Board with diverse views that reflect the interests of our shareholders. The Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Nominating and Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.

When considering an individual candidate’s suitability for the Board, the Nominating and Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Nominating and Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. The Nominating and Governance Committee will review the extent of the candidate’s demonstrated success in his or her chosen business, profession, or other career and the skills that the candidate would be expected to add to the Board. The Nominating and Governance Committee may, in certain cases, conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Nominating and Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. The types of key attributes and/or experience that the Nominating and Governance Committee believe the composite board membership need to possess to ensure the existence of a functionally effective board are: (i) proven leadership capabilities; (ii) familiarity with the organizational and operational requirements of medium and large sized manufacturing organizations; (iii) strategic planning; (iv) experience in mergers and acquisitions and an understanding of financial markets; (v) experience in finance and accounting; (vi) familiarity with the aerospace, defense and related industries and markets, (vii) public company compensation matters and structure; (viii) service on the boards of directors of other companies – both public and private; etc. The Nominating and Governance Committee believes that each of the nominees possess certain of the key attributes that the Committee believes to be important for an effective board.

Jeffrey P. Gotschall, 62, director of the Company since 1986, Chairman of the Board since 2001. Mr. Gotschall previously served the Company as Chief Executive Officer from 1990 until his retirement in August 2009 and served from 1989 to 2002 as President, from 1986 to 1990 as Chief Operating Officer, from 1986 through

1989 as Executive Vice President and from 1985 through 1989 as President of SIFCO Turbine Component Services.

Michael S. Lipscomb, 63, President and Chief Executive officer since 2009 and a director of the Company since 2010. Mr. Lipscomb also served as a director of the Company from 2002 to 2006. Mr. Lipscomb is also currently the Chief Executive Officer of Aviation Component Solutions. Prior to joining the Company, Mr. Lipscomb was Chairman, President and Chief Executive Officer of Argo-Tech Corporation from 1994 to 2007, President from 1990 to 1994, Executive V.P. and Chief Operating Officer from 1988 to 1990, and Vice President of Operations from 1986, when Argo-Tech was formed, to 1988. Mr. Lipscomb joined TRW’s corporate staff in 1981 and was appointed Director of Operations for the Power Accessories Division in 1985. Mr. Lipscomb previously served as a director of Argo-Tech and AT Holdings Corporation from 1990 to 2007. He serves on the boards of Ruhlin Construction Company and Altra Holdings, Inc. He is a former board member of the Aerospace Industries Association and General Aviation Manufacturers Association.

Donald C. Molten, Jr., 53, director of the Company since 2010. Mr. Molten is the Associate Headmaster at University School. Prior to joining University School in 2005, Mr. Molten was a Managing Director and Partner of Linsalata Capital Partners, a private equity firm that specializes in acquiring middle market companies. Mr. Molten is the former chairman of the Tranzonic Companies, Inc. where he continues as a director. Mr. Molten also continues to serve on the board for U-Line Corporation, Inc., First Choice Packaging, Transpac, and Wellborn Forest Company. Mr. Molten formerly served as director of America’s Body Company, CMS / Hartzell, Neff Motivation, Teleco and Degree Communications. Prior to joining Linsalata Capital Partners, Mr. Molten was a vice president of Key Equity Capital and its predecessor, Society Venture Capital. His experience in equity and debt transactions and leveraged buyouts also includes seven years with The Northwestern Mutual Life Insurance Company.

Frank N. Nichols, 70, director of the Company since 2006. Mr. Nichols is President of FNN Enterprises, LLC. Mr. Nichols retired in 2005 from his position as Group Vice President for Parker Hannifin Corporation’s Aerospace Group. He previously served from 1992 through 1995 as the Vice President and General Manager for Parker Hannifin Corporation’s Gas Turbine Fuel Systems Division, and from 1982 through 1992 as the General Manager of Parker Hannifin Corporation’s Gas Turbine Fuel Systems Division. Mr. Nichols began his career at Parker Hannifin Corporation in 1962.

Alayne L. Reitman, 46, director of the Company since 2002. Ms. Reitman currently serves as a Trustee of The Cleveland Foundation, where she is audit committee chairperson. She previously served from 1999 to 2001 as President of Embedded Planet LLC, a high-tech start-up company; from 1993 to 1998 as Vice President and Chief Financial Officer of the Tranzonic Companies, Inc.; and from 1991 to 1993 as Senior Financial Analyst for American Airlines. Ms. Reitman received an MBA degree from the Wharton School of the University of Pennsylvania.

Mark J. Silk, 44, director of the Company since 2010. Mr. Silk is President and CEO of Tri-Star Electronics International, Inc., a manufacturer of high reliability electrical contacts and specialty connectors for the military and commercial aerospace industry. Mr. Silk is also the owner and Chairman of Arrow Engineering, Inc., which manufactures machined parts for the military and commercial aerospace industry. Mr. Silk was previously the President and CEO and a shareholder of Integrated Aerospace, Inc., a supplier of landing gear and external fuel tanks to the military and commercial aerospace industry.

Hudson D. Smith, 59, director of the Company since 1988. Mr. Smith is currently the President of Forged Aerospace Sales, LLC. Mr. Smith previously served the Company as Executive Vice President from 2003 through 2005; as Treasurer from 1983 through 2005; as President of SIFCO Forge Group from 1998 through 2003; as Vice President and General Manager of SIFCO Forge Group from 1995 through 1997; as General Manager of SIFCO Forge Group’s Cleveland Operations from 1989 through 1995; and as General Sales Manager of SIFCO Forge Group from 1985 through 1989. Refer to “Director Compensation” below for a discussion of certain transactions between Mr. Smith and the Company.

Each of the foregoing nominees were recommended by the Nominating and Governance Committee. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of the Company to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors and executive officers except that Mr. J. P. Gotschall and Mr. H. D. Smith are cousins. On April 27, 2010, Mr. J. D. Whelan and Mr. P. C. Miller, Jr. resigned from the Board. At the April 27, 2010 meeting of the Board, Mr. M. J. Silk, Mr. D. C. Molten, Jr. and Mr. M. S. Lipscomb were appointed to the Board. Mr. M. S. Lipscomb was appointed to the board based on his role as CEO of the Company and to share his proven operational and leadership capability while serving as Chairman and CEO of Argo-tech Corporation, a successful aerospace component manufacturing company, as well as his experience serving as a director on other company boards. Mr. D.C. Molten, Jr. was appointed to the board to share his experience with mergers and acquisitions, in particular with middle market companies, his experience with equity and debt transactions and leveraged buyouts, as well as his experience serving as a director on other company boards. Mr. M. J. Silk was appointed to the board to share his extensive operational and leadership experience achieved while leading multiple manufacturers of machined parts for the military and commercial aerospace industry.

PROPOSAL 2 - TO ADOPT AMENDMENT NO. 1 TO SIFCO INDUSTRIES, INC. 2007 LONG-TERM INCENTIVE PLAN

On November 4, 2010, the Board of Directors approved Amendment No. 1 (“2007 LTIP Amendment”) to the SIFCO Industries, Inc. 2007 Long-Term Incentive Plan (“2007 LTIP”), subject to approval by the Company’s shareholders at the 2011 Annual Meeting. A copy of the 2007 LTIP Amendment is attached to this proxy statement as Exhibit A. A summary of the material provisions of the 2007 LTIP Amendment is provided below; and this summary is qualified by reference to the full and complete text of the 2007 LTIP Amendment (any inconsistencies between this summary and the full and complete text of the 2007 LTIP Amendment will be governed by such text).

Purpose of Amendment. The purpose of the 2007 LTIP Amendment is to (i) allow the Company’s directors to participate in the 2007 LTIP, (ii) to allow the Company’s current CEO, who is an independent contractor, to participate in the 2007 LTIP and (iii) to increase the number of the Company’s Common Shares available for award under the 2007 LTIP from 250,000 shares to 600,000 shares.

Purpose of Plan. The purpose of the 2007 LTIP, as amended by the 2007 LTIP Amendment, is to enhance the Company’s ability to attract and retain highly qualified employees, consultants, and Board members to motivate those persons by means of an opportunity to acquire or increase their interest in the Company’s operations and to align the interests of participants and shareholders through the ownership of Common Shares and the performance of the Company.

Administration. The 2007 LTIP is administered by the Board or a committee appointed by the Board (the “Administrator”), which has broad power and authority, including conclusive authority to construe and interpret the Plan and any related award agreement, authority to designate grantees and determine types and terms of awards.

Eligibility. Those persons eligible to participate in the 2007 LTIP are Company employees, employees of its affiliates who the Administrator determines and designates to be able to receive awards under the 2007 LTIP, key consultants of the Company or its affiliates, and the Company’s directors. The Company estimates that approximately 15 employees, one (1) consultant, and seven (7) directors would currently be eligible to be selected by the Administrator for participation in the 2007 LTIP.

Shares Subject to the LTIP and Award Limitations. The total number of Common Shares of the Company available for awards under the 2007 LTIP is 600,000, of which approximately 107,200 Common Shares are currently subject to awards and 492,800 Common Shares remain available for issuance as future awards. The (adjusted) closing price of the Common Shares as reported by NYSE Amex was $13.50 per share on November 1, 2010.

Types of Awards. The Administrator shall determine, as it deems appropriate, the type(s) of award(s) to be made to each eligible participant and shall set forth, in a related award agreement between the Company and the eligible participant, the terms, conditions, restrictions or limitations of each award. Awards granted under the 2007 LTIP may take the following forms: (i) Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock and Restricted Stock Units; (iv) Unrestricted Stock or (v) Performance Shares, Performance Units, Performance Awards and Annual Incentive Awards.

Term. Awards may be granted under the 2007 LTIP for a period of ten (10) years from the date of adoption of the 2007 LTIP, at which date the 2007 LTIP will expire without affecting any awards that are then outstanding.

Amendment. The Board of Directors may amend, suspend or terminate the 2007 LTIP at any time, subject to applicable shareholder approval requirements, including as set forth in the 2007 LTIP. No amendment, suspension or termination of the 2007 LTIP may impair rights or obligations under any outstanding 2007 LTIP award without the participant’s consent. The Administrator may amend, modify or supplement the terms of any award, but may not impair the rights of the holder of an award without the holder’s consent.

Plan Benefits. Because awards under the 2007 LTIP are determined by the Administrator in its sole discretion, the benefits or amounts that may be received or allocated in the future to the Company’s directors or key consultants under the 2007 LTIP have not yet been determined. Benefits under the 2007 LTIP were awarded to named executive officers in fiscal 2010 as disclosed in the Summary Compensation Table on page 17.

This summary is qualified in its entirety by reference to the full and complete text of the 2007 LTIP, a copy of which is attached as Exhibit A to the Company’s Proxy and Notice of 2008 Annual Meeting of Shareholders filed with the SEC on December 14, 2007, as amended by the 2007 LTIP Amendment, a copy of which is attached as Exhibit A to this proxy statement (any inconsistencies between this summary and the text of the 2007 LTIP will be governed by the text of the 2007 LTIP).

Vote Required - Approval of the 2007 LTIP Amendment requires the affirmative vote of the holders of a majority of the Common Shares present in person or by proxy and entitled to vote at the 2011 Annual Meeting.

Board Recommendation - The Board of Directors of the Company unanimously recommends a vote FOR the adoption of Amendment No. 1 to the SIFCO Industries, Inc. 2007 Long-Term Incentive Plan.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

The following table sets forth, as of October 31, 2010, the number of Common Shares of the Company beneficially owned by each director, nominee for director and named executive officer and all directors and executive officers as a group, according to information furnished to the Company by such persons:

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (1)	Percent of Class
Mark J. Silk	700,600	13.32%
Hudson D. Smith (2)(3)(5)	292,633	5.56%
Jeffrey P. Gotschall (2)(3)(4)(5)	163,306	3.11%
Frank A. Cappello (4)	41,013	*
James P. Woidke (4)	20,157	*
J. Douglas Whelan (6)	4,000	*
Frank N. Nichols	3,225	*
Donald C. Molten, Jr.	3,200	*
P. Charles Miller, Jr. (6)	2,718	*
Alayne L. Reitman	2,100	*
Michael S. Lipscomb	600	*

All Directors and Executive Officers as a Group (11 persons) (1)	1,233,552	23.46%

*	Common Shares owned are less than one percent of class.
(1)	Unless otherwise stated below, the named person owns all of such shares of record and has sole voting and investment power as to those shares
(2)	In the cases of Mr. J. P. Gotschall and Mr. H. D. Smith, includes 400 shares and 38,295 shares, respectively, owned by their spouses and any minor children or in trust for them, their spouses and their lineal descendants.
(3)	Includes Voting Trust Certificates issued by the aforementioned (see page 3) Voting Trust representing an equivalent number of Common Shares held by such Trust as follows: Mr. J. P. Gotschall - 153,629 and Mr. H. D. Smith - 291,193.
(4)	A portion of the total number of shares for the following persons represents shares which could be acquired within 60 days of October 31, 2010 by exercise of stock options: Mr. J. P. Gotschall - 5,000 shares and Mr. F. A. Cappello - 26,000 shares. A portion of the total number of shares for the following persons represents the target number of shares related to performance-based awards which are outstanding as of September 30, 2010 with respect to the 2007 LTIP: Mr. J. P. Woidke - 16,250 shares and Mr. F. A. Cappello - 8,250 shares. A portion of the total number of shares for the following persons represents shares related to performance-based awards which are vested as of September 30, 2010 with respect to the 2007 LTIP: Mr. J. P. Gotschall – 4,677 shares; Mr. J. P. Woidke – 3,957 shares and Mr. F. A. Cappello – 3,957 shares.
(5)	Mr. J. P. Gotschall and Mr. H. D. Smith are cousins.
(6)	Mr. J. D. Whelan and Mr. P. C. Miller, Jr. retired from their role as directors of the Company in April, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during, or with respect to, the fiscal year ended September 30, 2010, the Company believes that no director, officer, beneficial owner of more than ten percent (10%) of its outstanding Common Shares or any other person subject to Section 16(a) of the Exchange Act failed to file on a timely basis during fiscal 2010 any reports required by 16(a) of the Exchange Act.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board of Directors - The Company’s Board of Directors held four (4) regularly scheduled meetings during the last fiscal year. The Board of Directors’ standing committees are the Audit, Compensation, and Nominating and Governance Committees. From time-to-time the Board may determine that it is appropriate to form a special committee of its independent directors to address a particular matter(s) not specific to one of its standing committees. Directors are expected to attend Board meetings, our annual shareholders’ meeting, and the meetings of the committees on which he or she serves. During fiscal 2010 each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. SIFCO’s independent directors meet in executive session at each regularly scheduled Board meeting. All of the directors attended the Company’s 2010 Annual Meeting of Shareholders.

Director Independence - The members of the Board of Directors’ standing committees are all independent directors as defined in Section 803 of the NYSE Amex Company Guide. The Board has affirmatively determined that Mr. D. C. Molten, Jr., Ms. A. L. Reitman, Mr. M. J. Silk, and Mr. F. N. Nichols meet these standards of independence. There are no undisclosed transactions, relationships, or arrangements between the Company and any of such directors. The Board has affirmatively determined that Mr. J. P. Gotschall, Mr. M.S. Lipscomb and Mr. H. D. Smith do not meet these standards of independence, are therefore not independent and, accordingly, are not members of any of the Board’s standing committees.

Board Committees

Audit Committee - The functions of the Audit Committee are to select, subject to shareholder ratification, the Company’s independent registered public accounting firm; to approve all non-audit related services performed by the Company’s independent registered public accounting firm; to determine the scope of the audit; to discuss any special problems that may arise during the course of the audit; and to review the audit and its findings for the purpose of reporting to the Board of Directors. Further, the Audit Committee receives a written statement delineating the relationship between the independent registered public accounting firm and the Company and none of the members of the Audit Committee participated in the preparation of the Company’s financial statements at any time during the past three (3) years. The members of the Audit Committee are all independent directors as defined in Section 803 of the NYSE Amex Company Guide and SEC Rule 10A-3. Each member of the Audit Committee is financially literate and A. L. Reitman is designated as the Audit Committee financial expert. None of the Audit Committee members serve on more than one (1) other public company audit committee. The Audit Committee, currently composed of A. L. Reitman (Chairperson), D. C. Molten, Jr., M. J. Silk, and F. N. Nichols, met four (4) times during fiscal 2010. The Audit Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Compensation Committee - The functions of the Compensation Committee are to review and make recommendations to the Board to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of the Board, to establish the executive compensation packages offered to directors and officers. Officers’ base salary, target annual incentive compensation awards and granting of long-term equity-based incentive compensation, and the number of shares that should be subject to each equity instrument so granted, are set at competitive levels with the opportunity to earn reasonable pay for targeted performance as measured against a peer group of companies. The Compensation Committee is appointed by the Board, and consists entirely of directors who are independent directors as defined in Section 803 of the NYSE Amex Company Guide. Our Compensation Committee, currently composed of D. C. Molten, Jr. (Chairperson), A. L. Reitman, M. J. Silk, and F. N. Nichols, met one (1) time during fiscal 2010 and conducted other committee discussions as a part of a regular board meeting, some of which discussions were conducted without the CEO present. The Compensation Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Nominating and Governance Committee - The functions of the Nominating and Governance Committee are to recommend candidates for the Board of Directors and address issues relating to (i) senior management performance and succession and (ii) the composition and procedures of the Board. The Nominating and Governance Committee is currently composed of A. L. Reitman, M. J. Silk, D. C. Molten, Jr., and F. N. Nichols. The members of the Nominating and Governance Committee are all independent directors as defined in Section 803 of the NYSE Amex Company Guide. The Nominating and Governance Committee did not hold any formal meetings during the last fiscal year. However, the Committee held discussions during fiscal 2010 to (i) determine with whom to fill the open director positions on the Board resulting from the retirements in April 2010 of Mr. J. D. Whelan and Mr. P. C. Miller, Jr. and (ii) expand the size of the Board from six (6) to seven (7) directors and appoint Mr. M. S. Lipscomb a director. Other functions of the Nominating and Governance Committee were fulfilled during sessions of the full Board of Directors. The Nominating and Governance Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Board Role in Risk Oversight - The Board reviews the Company’s annual plan and strategic plan, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning, and discusses and reviews succession planning with the frequency it deems to be appropriate, based on prevailing circumstances. Certain areas of oversight may be delegated to the relevant committees of the Board and the committees report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Management incorporates enterprise-wide risk assessment of the Company as part of it annual planning process, including each of its business segments, and presents it to the Board for review as part of senior management’s annual planning document. The principal areas of this risk assessment include a review of strategic business, financial, operational, compliance and technology objectives and the potential risk for the Company. In addition, on an ongoing basis: (a) the Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company; (b) the Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies; and (c) the Nominating and Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning.

Process for Selecting and Nominating Directors - In its role as the nominating body for the Board, the Nominating and Governance Committee reviews the credentials of potential director candidates (including any potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. The Nominating and Governance Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating and Governance Committee should submit such recommendation in writing to a member of the Nominating and Governance Committee or the Corporate Secretary of the Company, c/o SIFCO Industries, Inc., 970 East 64th Street, Cleveland, OH 44103. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Compensation Committee Interlocks and Insider Participation - None of the directors who served on the Compensation Committee during fiscal 2010 was a current or former officer or an employee of the Company or had any relationship with the Company that would be required to be disclosed by the Company under applicable related party transaction requirements. During fiscal 2010, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee and, therefore, there were no interlocking relationships (as described in Item 407(e)(iii) of SEC Regulation S-K) between members of the Compensation Committee and the Company. Mr. D. C. Molten, Jr., Mr. F. N. Nichols, Mr. M. J. Silk, Ms. A. L. Reitman, Mr. J. D. Whelan and Mr. P. C. Miller, Jr. served as the members of the Compensation Committee at varying times during fiscal 2010. Mr. J. D. Whelan and Mr. P. C. Miller, Jr. retired as directors in April 2010.

Communications with the Board of Directors – Shareholders may communicate their concerns directly to the entire Board of Directors or specifically to non-management directors of the Board. Such communication can be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Board of Directors, SIFCO Industries, Inc., c/o Ms. Megan L. Mehalko, Corporate Secretary, 970 E. 64th Street, Cleveland, Ohio 44103.

Code of Ethics – The Company’s Code of Ethics applies to all of its employees, including its Chief Executive Officer and its Chief Financial Officer. The Code of Ethics and all committee charters are posted in the Investor Relations portion of the Company website at www.sifco.com.

Certain Relationships and Related Transactions - There were no transactions between the Company and its officers, directors or any person related to its officers or directors, or with any holder of more than 5% of the Company’s common shares, either during fiscal 2010 or up to the date of this proxy statement, except for the relationship with Mr. H. D. Smith related to the sales representative agreement that is in place and that is discussed below under the heading “Directors Compensation”.

The Company reviews all transactions between the Company and any of its officers and directors. The Company’s Code of Ethics, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Company or its shareholders. In addition, the Company’s general corporate governance practice includes board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Company and its officers and directors, to the extent that they may arise. The Board reviews any transaction with an officer or director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Company and any of its related persons to the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objectives - The Company recognizes the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, our executive compensation and benefit programs are designed to meet the following objectives – (i) to compensate executive officers at competitive levels to ensure the Company attracts and retains key management employees throughout the organization; (ii) to provide executive officers with the opportunity to earn reasonable pay for targeted performance; (iii) to link executives’ compensation to established Company performance goals; and (iv) on occasion, to provide management with a “special recognition” incentive to achieve certain extraordinary goals in response to changing market or operational conditions. The Company believes that a disciplined focus on these core principles will benefit the Company, and ultimately its shareholders, by ensuring that it can attract and retain highly qualified executive officers who are committed to the Company’s long-term success.

Role of the Compensation Committee - The Compensation Committee has taken the following steps to ensure the Company’s executive compensation and benefit programs are consistent with the Company’s compensation philosophy and corporate governance guidelines:

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Utilized studies and surveys of qualified independent professionals to (i) assess the competitiveness of our overall executive compensation and benefits program and (ii) provide a high level and objective review of such programs. When the Company adopted its 2007 Long-term Incentive Plan (“2007 LTIP”), it utilized the services of Findley Davies, Inc. to assist in determining the appropriate value that the non-cash (equity) portion of executive officer compensation, to be awarded under the 2007 LTIP, should bear relative to their respective base salaries. To establish base salary and annual incentive compensation, the Company utilizes compensation survey data obtained through it membership in the Employers’ Resource Council. The source for such survey was the 2010 National Executive Compensation Survey conducted by the Management Association of Illinois in cooperation with 19 other Employer Associations of America (EAA) members. There were in excess of 1,800 participating organizations, 48% of which were manufacturing companies and 52% of which were services and other non-manufacturing companies. For executive officer compensation purposes, the Company used survey information for companies with comparable revenues as its benchmarking reference point;

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Developed executive officer compensation structures that target a competitive level of compensation. The cash portion of executive officer compensation, as measured against the third party compensation surveys that include similarly situated companies noted above, is targeted to generally be in the 50th percentile. The value of the non-cash (equity) portion of executive officer compensation is generally intended to be equal to 60% of annual base salary for both the Company COO and CFO. The Company’s CEO does not currently have a non-cash (equity) portion of compensation;

•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to the Company CEO independent of input from the CEO;

•	Obtained recommendations from the CEO relative to appropriate compensation packages for the Company’s other named executive officers.

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Reviewed, on an annual basis, the performance of executive officers with assistance from the CEO and determined proper total compensation based on performance and competitive levels as measured against similarly situated companies; and

•	Maintained the practice of holding executive sessions (without management present) at every Committee meeting.

Total Compensation - The Company seeks to compensate its executive officers at competitive levels, with the opportunity to earn reasonable pay for targeted performance, through programs that emphasize performance-based incentive compensation. To that end, total executive compensation is structured to ensure that there is a focus on the Company’s financial performance and shareholder return. The Company believes its total executive compensation is reasonable. Further, in light of its compensation philosophy, the Company believes that the total compensation package for its executive officers should continue to consist of base salary, annual (cash) incentive compensation awards, long-term (equity) incentive compensation, and certain other benefits. With the exception of Mr. M. S. Lipscomb, who is a consultant, all named executive officers are employed on an “at-will” basis and, other than (i) the change in control and severance agreements and (ii) a separation pay agreement, there are no other employment contracts.

Elements of Compensation

Base Salary - When determining the amount of base salary for the Company’s executive officers, the Compensation Committee considers the salaries of similarly situated personnel in similar companies, as discussed above under the heading “Role of the Compensation Committee”. When making adjustments in base salaries, the Compensation Committee also considers corporate financial performance and the performance of individual executive officers in fulfilling their respective defined responsibilities. For fiscal 2010, Mr. J. P. Gotschall’s base salary was maintained at $220,000; Mr. J. P. Woidke’s base salary was increased from $185,000 to $212,750, upon his appointment as Chief Operating Officer, and Mr. F. A. Cappello’s base salary was increased from $167,000 to $172,000.

Mr. J. P. Gotschall retired as Chief Executive Officer in fiscal 2009, at which time Mr. M. S. Lipscomb was appointed President and Chief Executive Officer. Mr. M. S. Lipscomb has been retained on a contract/consultancy basis with aggregate compensation being set at a rate of $2,500 per day. Neither Mr. J. P. Gotschall nor Mr. M. S. Lipscomb currently participates in any of the Company’s other incentive compensation plans. The proposed 2007 LTIP Amendment will allow both Mr. J. P. Gotschall and Mr. M. S. Lipscomb to participate in the 2007 LTIP. Mr. M. S. Lipscomb devotes approximately 50% of his time to his responsibilities as President and Chief Executive Officer.

Annual Incentive Compensation – This form of non-equity incentive compensation for executive officers provides for the award of annual cash bonuses. In years with strong financial and/or strategic performance, executive officers can earn cash incentive awards that would be considered reasonable as compared to similarly situated companies, as discussed above under the heading “Role of the Compensation Committee”.

Annual incentive compensation awards are intended to reinforce the Company’s strategic objectives and promote achievement of certain financial and/or strategic targets. Consistent with its compensation philosophy, the Company’s annual incentive compensation award payments to executive officers are contingent upon the achievement of specific performance target(s) during the applicable performance period. Specific annual performance targets may include (i) the achievement of certain financial profitability criteria in relation to the Company’s Annual Plan as approved by the Board of Directors, (ii) an executive officer’s performance relative to strategic objectives, (iii) utilization (disposition) of performing (non-performing) Company assets or (iv) other similar criteria. These criteria may change from one period to another based on the particular strategic focus of the Company for that respective period as deemed appropriate by the Compensation Committee. Each performance target may also have a minimum threshold and maximum payout level.

For fiscal 2010, the principal performance measurement criteria (used to determine 80% of annual incentive) for both Mr. J. P. Woidke and Mr. F. A. Cappello was based on the achievement of certain financial profitability/management criteria in relation to the Company’s fiscal 2010 Annual Plan as approved by the Board of Directors. Return-on-sales was the primary financial profitability/management criteria utilized in fiscal 2010 and is defined as operating profit before tax, measured as a % of net sales, subject to certain adjustments, which adjustments include (i) negating the impact of any changes in the Company’s LIFO inventory reserve and (ii) certain other nonrecurring income or expense amounts that generally do not reflect the current operating performance of the Company. A secondary financial profitability/management criteria was the optimization of working capital. The individual executive officer’s 2010 annual incentive compensation amounts were determined as follows:

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Mr. F. A. Cappello’s principal performance measurement was based on the achievement of the Company’s consolidated target return-on-sales level that was established in the Company’s fiscal 2010 Annual Plan, which level was 10.4%. The Company’s actual consolidated return-on-sales level achieved in fiscal 2010 was 10.8%, which exceeded the fiscal 2010 Annual Plan target level. The Company also maintained its average working capital level below the fiscal 2010 Annual Plan target level. Because the Company exceeded its principal performance measurement target levels, Mr. F. A Cappello earned annual incentive compensation for fiscal 2010 in excess of his target level of 50% of base salary.

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Mr. J. P. Woidke’s principal performance measurement was based in part on his role as General Manager of the Aerospace Component Manufacturing (“ACM”) Group for the first six months of fiscal 2010 and in part on his role as Chief Operating Officer for the last six months of fiscal 2010 as follows:

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50% was based on the achievement of the ACM Group’s target return-on-sales level that was established in the Company’s fiscal 2010 Annual Plan, which level was 13.7%. The ACM Group’s actual return-on-sales level achieved in fiscal 2010 was 16.3%, which exceeded the fiscal 2010 Annual Plan target level. The ACM Group also maintained its average working capital level below the fiscal 2010 Annual Plan target level.

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50% was based on the achievement of the Company’s consolidated target return-on-sales level that was established in the Company’s fiscal 2010 Annual Plan, which level was 10.4% The Company’s actual consolidated return-on-sales level achieved in fiscal 2010 was 10.8%, which exceeded the fiscal 2010 Annual Plan target level. The Company also maintained its average working capital level below the fiscal 2010 Annual Plan target level

¡	Because both the Company and the ACM Group exceeded the principal performance measurement target levels, Mr. J. P. Woidke earned annual incentive compensation for fiscal 2010 in excess of his target level of 40% of base salary.

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In addition to the principal (financial) performance measurement outlined above, both Mr. J. P. Woidke and Mr. F. A. Cappello also had certain (secondary) performance measurement criteria (used to determine 20% of annual incentive), which included criteria that (i) was principally non-financial in nature and (ii) related to the operating and strategic objectives of the Company.

In addition to setting performance targets, the Compensation Committee also sets each executive officer’s target annual incentive compensation amount. This target annual incentive compensation amount is based on a percentage of each executive officer’s base salary. In determining the target annual incentive compensation amount, the Committee considers the executive’s base salary and determines the appropriate target annual incentive compensation amount that is required to keep the executive’s total annual cash compensation at a competitive level as compared to similarly situated companies. In addition, the Compensation Committee may also consider various other factors, including the impact that the executive officers and other key employees are capable of and should have relative to achieving the Company’s stated performance target.

For fiscal 2010, Mr. J. P. Woidke and Mr. F. A. Cappello had target annual incentive compensation amounts equal to 40% and 50% of base salary, respectively, with potential annual incentive compensation amounts ranging from 0% to 60% and 0% to 75% of base salary, respectively, subject to a minimum performance threshold amount. Such threshold in fiscal 2010 is principally related to the achieved level of return-on-sales, as described above. The targeted annual incentive compensation amounts of $85,100 for Mr. J. P. Woidke and $86,000 for Mr. F. A. Cappello, respectively, are paid based upon the achievement of the above described performance targets. For fiscal 2010, Mr. J. P. Woidke and Mr. F. A. Cappello received cash bonuses of $108,600 and $99,100, respectively, which exceeded their respective target incentive amounts, for the reasons outlined above.

Because of the relative importance of annual incentive compensation awards to total compensation and its direct link to the achievement of specific performance targets, the Company believes that the annual incentive compensation awards remain an important part of its compensation program.

Long-Term Equity-Based Incentive Compensation - Historically, the primary form of the Company’s long-term incentive compensation consisted of nonqualified stock options. The Company selected stock options because it believed they were a competitive form of compensation expected by its executive officers and senior management. Separate long-term equity-based incentive compensation plans were established by the Company in 1995 and 1998 to promote the long-term financial interest of the Company by providing for the award of equity-based incentives to executive officers and other senior management who provide critical, value-added services to the Company. To reinforce the commitment to long-term results and to retain executives, long-term equity-based compensation awards under these two plans vested and became exercisable over a four year period. The Compensation Committee has granted all of the awards available under the Company’s 1995 and 1998 long-term equity-based incentive compensation plans. Therefore, no stock option awards were granted in fiscal 2010 and, as of September 30, 2010, no further options are available to be awarded under either of these two (2) plans. Mr. J. P. Gotschall and Mr. F. A. Cappello have exercisable options as of September 30, 2010.

With the change in the accounting treatment of options, the Company, like many other companies, re-examined the cost and competitive need for options, which process included a review of competitive data regarding equity-based awards. The Company determined that a combination of equity-based, long-term incentive compensation awards (e.g. stock options, time-based stock appreciation rights, performance-based restricted stock units, etc.) would provide a package of incentive compensation vehicles that would more effectively align the interests of the Company’s executives with the interests of its shareholders and provide a balance between (i) rewards for achieving specified financial targets and (ii) rewards for growth in market value over time. Accordingly, the Company adopted the SIFCO Industries, Inc. 2007 Long-term Incentive Plan (“2007 LTIP”).

Mr. J. P. Gotschall, Mr. J. P. Woidke and Mr. F. A. Cappello have been granted performance-based awards under the 2007 LTIP as of September 30, 2010. The actual number of performance based shares that each executive officer will ultimately earn under the 2007 LTIP will be determined based on the Company’s achievement of certain predetermined financial performance measurements over a three (3) fiscal year performance period beginning with the fiscal year in which such performance based shares were granted.

The Company has granted stock options only with an exercise price equal to or greater than the market price of its common shares on the grant date and does not attempt to time the grant of stock-based awards to the release of material nonpublic information. The Company’s practice is to publicly release financial results for completed annual and quarterly periods at approximately the same time it files the required annual or quarterly report with the SEC.

Other Benefits - The Company maintains certain other plans which provide, or may provide, compensation and benefits to our executive officers. These plans are principally our pension plan, supplemental executive retirement plan, and 401(k) plan, which are generally made available to all employees of the Company who meet certain eligibility requirements.

Pension Plan – The Company maintains a defined benefit pension plan for all non-union, salaried employees of the Company’s U. S. operations that were hired prior to March 1, 2003, including the executive officers and certain other key employees. This defined benefit pension plan was frozen as of March 1, 2003 and, consequently, although the plan will otherwise continue, the plan ceased the accrual of additional pension benefits for periods after March 1, 2003.

Supplemental Executive Retirement Plan - The Company has a supplemental executive retirement plan, which provides supplemental retirement income to those employees whose maximum annual benefit payable under the Pension Plan was limited by the Internal Revenue Code, as amended (“IRC”). The only employee of the Company that had earned an accrued benefit under the Pension Plan that exceeds such IRC limitation was Mr. J. P. Gotschall. As with the Pension Plan, this plan was also frozen as of March 1, 2003 and, consequently, although the plan will otherwise continue, the plan ceased the accrual of additional pension benefits for periods after March 1, 2003.

401(k) Plan - The Company maintains a defined contribution plan, which has been qualified under section 401(k) of the IRC, and which covers all non-union, salaried employees of the Company’s U. S. operations, including the executive officers and certain other key employees. The plan provides that covered employees may defer and contribute to the plan an amount equal to between 1% and 10% of their annual salary, as defined and subject to certain IRC limitations, and the Company will provide a nondiscretionary matching contribution equal to 50% of the employees contributed amount, up to the initial 10% of the employees’ elective deferral contribution. Covered employees may also contribute pre-tax amounts in excess of 10%, subject to certain IRC limitations, that will not be eligible for the Company matching contributions. If and/or when Company performance levels support it, there may also be a discretionary Company matching contribution amount, up to 5% of the covered employees annual compensation (and also based on the employees elective deferral contribution level), to be determined annually by the Board of Directors of the Company based on predetermined performance objectives. For fiscal 2010, the Company will make an additional discretionary matching contribution of 2.50%. The employees’ contributions and the Company matching contribution may be placed, at the direction of the employee, in various combinations of fixed income and equity investments. For fiscal 2010, the Company’s combined matching contributions provided under its 401(k) plan to Mr. J. P. Gotschall, Mr. J. P. Woidke and Mr. F. A. Cappello were valued at $10,300, $11,800 and $10,700, respectively.

Perquisites and Other Benefits – The following other benefits are generally available to all salaried employees of the Company – (i) 100% of the premium cost for term life insurance coverage with a death benefit equal to 150% of such employees’ annual base compensation and (ii) 50% of the premium cost for long term disability coverage (if such coverage is elected by the employee) with income replacement equal to 60% of such employees’ annual base compensation up to a maximum of $120,000 per year.

Change-in-Control Agreements and Severance Agreements – The Company has entered into change-in-control agreements and/or severance agreements with certain of its executive officers because it believes that such agreements serve to protect the Company and such executive officers in the event of involuntary termination of such executives for other than cause and/or as a result of a change-in-control of the Company. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executive officers to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of the Company. These agreements are discussed below under “Potential Payments upon Termination or Change-in-Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2010

The following table sets forth information regarding the compensation of the Company’s Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, who are the only named executive officers of the Company, for the fiscal years ended September 30, 2010, 2009 and 2008:

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total Compensation ($)
Jeffrey P. Gotschall Chairman (5)	2010 2009 2008	220,000 220,000 207,000	-0- 103,400 103,500	-0- -0- 67,600	-0- -0- -0-	10,300 14,200 14,200	230,300 337,600 392,300

Michael S. Lipscomb President and CEO (6)	2010 2009	-0- -0-	-0- -0-	-0- -0-	-0- -0-	263,800 35,000	263,800 35,000

James P. Woidke Chief Operating Officer (7)	2010	200,000	108,600	94,500	-0-	11,800	414,900

Frank A. Cappello Vice President and CFO	2010 2009 2008	172,000 167,000 160,000	99,100 78,500 80,000	129,900 -0- 57,200	-0- -0- -0-	12,800 16,500 16,200	413,800 262,000 313,400

(1)	Reflects the value of annual incentive compensation earnings for Mr. J. P. Gotschall, Mr. J. P Woidke and Mr. F. A. Cappello. Reference “Compensation Discussion and Analysis” for a detailed discussion of the material terms of the Company’s non-equity incentive compensation plan.
(2)

Amounts shown do not reflect compensation actually received by the executive officer. The awards for which amounts are shown in this column include the stock awards described in the aforementioned “Long-Term Equity-Based Incentive Compensation”. The above amounts represent the grant date fair values of the stock awards granted in fiscal 2010, 2009 and 2008, as measured in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Such fair value is based on (i) the target number of performance-based stock awards granted in each of the three fiscal years noted multiplied by (ii) the closing market price of the Company’s common shares on the NYSE Amex Exchange on the date of grant.

(3)	Amounts shown do not reflect compensation actually received by the executive officer. The awards for which amounts are shown in this column include the stock option awards described in the aforementioned “Long-Term Equity-Based Incentive Compensation”. No option awards were granted in fiscal 2010, 2009 or 2008.
(4)	All other compensation consists of (i) consultancy payments made to the President and Chief Executive Officer, (ii) amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees’ 401(k) Plan, a defined contribution plan, (iii) amounts contributed by the Company’s charitable foundation to educational organizations on behalf of named executive officers in the form of matching gifts and (iv) amounts paid by the Company to named executive officers in lieu of participation in a Company sponsored medical insurance program.
(5)	Mr. J. P. Gotschall retired as Chief Executive Officer in fiscal 2009. Mr. J. P. Gotschall will continue to receive an annual salary of $220,000 for his services as Chairman of the Board.
(6)	Mr. M. S. Lipscomb was appointed President and Chief Executive Officer in fiscal 2009. He has been retained on a contract/consultancy basis with aggregate compensation being set at a rate of $2,500 per day.
(7)	Mr. J. P. Woidke was appointed Chief Operating Officer on March 15, 2010, prior to which he served the Company as General Manager of its Aerospace Component Manufacturing Group. Mr. J. P. Woidke’s above compensation reflects amounts for six (6) months in his current capacity as Chief Operating Officer and six (6) months in his prior capacity as General Manager of the Aerospace Component Manufacturing Group

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of plan-based awards for fiscal 2010 for each individual named in the Summary Compensation Table:

Name	Grant Date	Estimated Future Payouts under Equity Incentive Plan Awards (1) (2) (5)			Grant Date Fair Value of Stock Awards ($) (3)	Estimated Future Payouts under Non-Equity Incentive Plan Awards (2) (4) (6)
		Threshold (#)	Target (#)	Maximum (#)		Threshold ($)	Target ($)	Maximum ($)
Jeffrey P. Gotschall	November 2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Michael S. Lipscomb	November 2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-
James P. Woidke	November 2009	3,000	6,000	9,000	94,500	42,550	85,100	127,650
Frank A. Cappello	November 2009	4,125	8,250	12,375	129,938	43,000	86,000	129,000

(1)	The performance-based stock awards reflected in these columns were granted under the Company’s 2007 LTIP.
(2)	See “Compensation Discussion and Analysis” for a detailed discussion of the material terms of the Company’s equity and non-equity incentive compensation plans.

(3)	Fair value is based on (i) the target number of performance-based stock awards granted in fiscal 2010 multiplied by (ii) the closing market price of the Company’s common shares on the NYSE Amex Exchange on the date of grant, which was $15.75.
(4)	The actual amounts paid are reflected in the Summary Compensation Table.
(5)	Fiscal 2010 long-term equity-based incentive compensation award.
(6)	Fiscal 2010 annual incentive compensation award.

Outstanding Equity Awards

For each individual named in the Summary Compensation Table, set forth below is information relating to such person’s ownership of unexercised stock options and unearned performance-based shares at September 30, 2010.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options at Year-End (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards
	Exercisable	Unexercisable			Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jeffrey P. Gotschall Stock Options Performance Shares	5,000	-0-	5.50	April 2012	-0-	-0-
Michael S. Lipscomb Stock Options Performance Shares	-0-	-0-	N/A	N/A	-0-	-0-
James P. Woidke Stock Options Performance Shares	-0-	-0-	N/A	N/A	16,200	192,294
Frank A. Cappello Stock Options Stock Options Stock Options Performance Shares	10,000 10,000 6,000	-0- -0- -0-	5.50 3.50 3.74	April 2012 November 2013 July 2015	8,250	97,928

(1)	Based on the target number of performance-based stock awards.
(2)	Based upon the closing market price of the Company’s common shares on the NYSE Amex Exchange on September 30, 2010, which was $11.87.

Defined Benefit Pension Plan

The amounts stated in the foregoing Summary Compensation Table do not include amounts related to a change in the value of pension benefits payable to either Mr. J. P. Gotschall or Mr. F. A. Cappello because, as described below, the Company’s qualified, non-contributory pension plan known as the SIFCO Industries, Inc. Salaried Retirement Plan (the “Retirement Plan”) is frozen and, therefore, no additional benefits accrued to either Mr. J. P. Gotschall or Mr. F. A. Cappello in fiscal 2010. Both Mr. J. P. Gotschall and Mr. F. A. Cappello participate in the Retirement Plan on the same basis as other salaried employees. Mr. J. P. Woidke’s employment with the Company began subsequent to March 1, 2003, the date on which the Retirement Plan was frozen. Mr. M. S. Lipscomb does not participate in any of the Company’s retirement plans.

The Summary Compensation Table on page 17 includes both base salary and incentive compensation. Benefits payable under the Retirement Plan are calculated using only base salary. Under the terms of the Retirement Plan, as amended March 1, 2003 to cease the accrual of future retirement benefits as of that date, the amount of normal annual retirement benefit payable to a participating employee is generally based upon (i) years of service with the Company prior to normal retirement date but limited to service through March 1, 2003; (ii) “final average earnings” (average base salary during the 60 consecutive month period, within the 120 month period preceding March 1, 2003, during which the total amount of base salary was the highest); and (iii) average Social Security covered compensation. For an employee retiring with 25 years of service or less as of March 1, 2003, the benefit is equal to 2.144% of final average earnings minus .625% of average Social Security covered compensation multiplied by years of service up to 25 years. If an employee has more than 25 years of service as of March 1, 2003, the benefit is increased by 1.25% of final average earnings multiplied by his years of service in excess of 25 years. The amount so determined is payable in the form of a single life annuity or, under certain circumstances, a lump sum payment. Under the IRC, the maximum annual benefit payable under the Retirement Plan to covered employees is limited to $195,000 per year for fiscal 2010. Such limit was $160,000 in fiscal 2003, the year in which benefits under the Retirement Plan were frozen.

Supplemental Executive Retirement Plan

The maximum amount of final average earnings used to compute benefits under the Retirement Plan is limited by the IRC. Therefore, in response to such limitations, the Company established a non-qualified Supplemental Executive Retirement Plan (“SERP”) to provide covered employees with a benefit amount equal to what they would have been entitled to receive under the Retirement Plan, as of March 1, 2003, if no such limitations existed.

The estimated annual retirement benefit under the combined plans for each participant is based upon the base salary at March 1, 2003, the date on which benefits under the Retirement Plan and SERP ceased to accrue for all participants. The payments by the Company to fund the benefits under the Retirement Plan and SERP are actuarially determined.

For each individual named in the Summary Compensation Table who is covered by benefits under either the Retirement Plan or SERP, set forth below is information relating to such person’s benefits under the combined plans as of September 30, 2010.

Name	Plan Name	Number of Years Credited Service (#) (1)	Annual Accumulated Plan Benefits ($) (1)	Payments During Last Fiscal Year ($)
Jeffrey P. Gotschall	SIFCO Industries, Inc. Salaried Retirement Plan and Supplemental Executive Retirement Plan	29.7	143,300	-0-
Frank A. Cappello	SIFCO Industries, Inc. Salaried Retirement Plan	3.1	7,500	-0-

(1)	The annual accumulated plan benefits payable upon retirement and the number of years of credited service are measured through March 1, 2003, the date on which further benefits under both plans ceased to accrue for all participants.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into a Change in Control and Severance Agreement with Mr. J. P. Woidke, which provides severance benefits in the event of his involuntary termination with or without a change in control. The Company has entered into a Change in Control Severance Agreement with Mr. F. A. Cappello, which provides severance benefits in the event of his involuntary termination resulting from a change in control. In addition, the Company has entered into a Separation Pay Agreement with Mr. F. A. Cappello, which provides severance benefits in the event of his involuntary termination with or without a change in control. These agreements are intended to protect the Company and such key executive officers in the event of their involuntary termination for other than cause and/or as a result of a change in control of the Company. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executives to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of the Company. These agreements provide the following benefits:

•

In the case of Mr. J. P. Woidke, the Change in Control and Severance Agreement provides for a lump sum severance payment equal to 150% of his annual compensation in effect at the time of termination, including base salary plus annual cash incentive, continuation of health and welfare insurance coverage for up to 24 months following termination, and accelerated vesting of existing equity incentive awards determined on a pro rata basis. For purposes of determining annual compensation relative to severance payments, the annual cash incentive portion of Mr. J. P. Woidke’s annual compensation is determined by calculating an average of the annual cash incentive amounts awarded to him during the three (3) fiscal years prior to termination.

•

In the case of Mr. F. A. Cappello, (i) the Change in Control Severance Agreement provides for a lump sum severance payment equal to 100% of his annual base salary in effect at the time of termination, continuation of health and welfare insurance coverage for up to 24 months following termination, and accelerated vesting of existing equity incentive awards determined on a pro rata basis; and (ii) the Separation Pay Agreement provides Mr. F. A. Cappello with a lump-sum severance payment equal to 150% of his annual compensation in effect at the time of termination, including base salary plus annual cash incentive, and continuation of health and welfare insurance coverage for up to 18 months following termination. For purposes of determining annual compensation relative to severance payments under the Separation Pay Agreement, the annual cash incentive portion of Mr. F. A. Cappello’s annual compensation is determined by calculating an average of the annual cash incentive amounts awarded to him during the three (3) fiscal years prior to termination.

There are no agreements in place with respect to payments to be made to either Mr. J. P. Gotschall or Mr. M. S. Lipscomb in the event of their respective terminations.

The following table describes the potential payments upon termination of employment of Mr. J. P. Woidke and Mr. F. A. Cappello. The table assumes the executives’ employment was terminated on September 30, 2010, the last business day of the Company’s 2010 fiscal year.

Potential Payments Upon Termination of Employment
Name and Principal Position	Voluntary Termination	Involuntary Not For Cause Termination – without a Change in Control ($)	Involuntary Not For Cause Termination – with a Change in Control ($)
James P. Woidke Severance Performance Stock awards (1) Health & Welfare Insurance	-0- -0- -0-	417,100 104,400 34,300	417,100 104,400 34,300

Frank A. Cappello Severance Performance Stock awards (1) Health & Welfare Insurance	-0- -0- -0-	477,500 -0- 25,700	649,500 32,600 34,300

(1)	Based upon the closing market price of the Company’s common shares on the NYSE Amex Exchange on September 30, 2010, which was $11.87.

DIRECTOR COMPENSATION

The following table sets forth information regarding fiscal 2010 compensation for each director other than Mr. J. P. Gotschall and Mr. M. S. Lipscomb, whose compensation is set forth above under the heading “Executive Compensation”.

	Director Compensation for Fiscal 2010
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Total Compensation ($)
Hudson D. Smith	30,000	165,900	195,900
Donald C. Molten, Jr. (2)	22,000	-0-	22,000
Frank N. Nichols	34,000	-0-	34,000
J. Douglas Whelan (3)	19,500	-0-	19,500
P. Charles Miller, Jr. (3)	17,000	-0-	17,000
Alayne L. Reitman	44,000	1,000	45,000
Mark J. Silk (2)	17,000	-0-	17,000

(1)

All other compensation consists of (i) with respect to Mr. H. D. Smith, payments made to Forged Aerospace Sales, LLC during fiscal 2010 under the Sales Representative Agreement, further described below, for services other than as director, and (ii) with respect to all directors, amounts contributed by the Company’s charitable foundation to educational organizations on behalf of such directors in the form of matching gifts.

(2)	Mr. M. S. Lipscomb, Mr. D. C. Molten, Jr. and Mr. M. J. Silk were appointed directors of the Company in April 2010.
(3)	Mr. J. D. Whelan and Mr. P. C. Miller, Jr. retired from the Board of Directors in April 2010.

Each director of the Company (other than directors who are employed by the Company) receives an annual retainer fee of $30,000; the four independent directors receive an additional $4,000 per year for being members of the standing committees of the Board. The Audit Committee chairperson receives an additional $10,000 and all other Board Committee chairpersons receive an additional $5,000 per year. The Company has designed its directors’ compensation structures with the objective of targeting a competitive level of pay as measured against similarly situated companies. In November 2010, the Board adopted the 2007 LTIP Amendment, subject to shareholder approval, which amendment will make directors eligible to participate in the 2007 LTIP.

Mr. H. D. Smith previously held several executive level positions with the Company and, in connection with his resignation from the Company, Mr. Smith entered into a Sales Representative Agreement with the Company, the terms of which are substantially the same as the terms of other agreements the Company maintains with its third-party sales representatives. Compensation under the Sales Representative Agreement, which resulted in payments of $164,400 in fiscal 2010, is based strictly upon earned sales commissions with no guaranteed minimum obligation to Mr. Smith and/or to Forged Aerospace Sales, LLC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 to be filed with the SEC.

Compensation Committee
Donald C. Molten, Jr., Chairperson
Frank N. Nichols
Mark J. Silk
Alayne L. Reitman

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

Fees paid or payable to Grant Thornton LLP for the audits of the annual financial statements included in the Company’s Form 10-K and for the reviews of the interim financial statements included in the Company’s Forms 10-Q for the years ended September 30, 2010 and 2009 were $149,750 in both years. The Audit Committee has sole responsibility for determining whether and under what circumstances an independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related service performed by such firm. In fiscal 2010, audit and non-audit related fees, to the extent they were incurred, were pre-approved by the Audit Committee.

Audit-Related Fees

Fees paid or payable to Grant Thornton LLP for audit-related services for the years ended September 30, 2010 and 2009 were $6,800 and $0, respectively.

Tax Fees

There were no fees paid or payable during fiscal 2010 or 2009 to Grant Thornton LLP for tax compliance or consulting services.

All Other Fees

There were no fees paid or payable during fiscal 2010 or 2009 to Grant Thornton LLP for products or services other than the professional services described above.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements of the Company, for the fiscal year ended September 30, 2010, with the Company’s management and with the Company’s independent registered public accounting firm, Grant Thornton LLP. The Audit Committee also has (i) discussed with Grant Thornton LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees), (ii) received the written communications from Grant Thornton LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board certifying the firm’s independence and (iii) the Audit Committee discussed the independence of Grant Thornton LLP with that firm. Grant Thornton LLP has confirmed to the Company that it is in compliance with all rules, standards and policies of the Independence Standards board and the SEC governing auditor independence.

The Audit Committee operates under a written charter as last amended in July 2004.

Based upon the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 to be filed with the SEC.

Audit Committee
Alayne L. Reitman, Chairperson
Frank N. Nichols
Donald C. Molten, Jr.
Mark J. Silk

PROPOSAL 3 – TO RATIFY THE DESIGNATION OF AUDITORS

The firm of Grant Thornton LLP has been the Company’s independent registered public accounting firm since 2002. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 2011, subject to the ratification of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the 2011 Annual Meeting (in person or by proxy) is required. Proposal No. 3 is a non-binding proposal. Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of Grant Thornton LLP is being submitted to the Company’s shareholders for ratification at the 2011 Annual Meeting in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment. Grant Thornton LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors.

Board Recommendation - the Board of Directors recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending September 30, 2011. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Representatives of Grant Thornton LLP are expected to be present at the 2011 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

A shareholder who intends to present a proposal at the 2012 Annual Meeting, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company no later than August 25, 2011. Any shareholder proposal submitted other than for inclusion in the Company’s proxy materials for the 2012 Annual Meeting must be delivered to the Company no later than November 7, 2011 or such proposal will be considered untimely. If a shareholder proposal is received after November 7, 2011, the Company may vote, in its discretion as to the proposal, all of the Common Shares for which it has received proxies for the 2012 Annual Meeting.

OTHER MATTERS

The Company does not know of any other matters that will come before the meeting. In case any other matter should properly come before the 2011 Annual Meeting, it is the intention of the persons named in the enclosed proxy or their substitutions to vote in accordance with their best judgment in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with their judgment pursuant to the discretionary authority conferred by the enclosed proxy.

NO INCORPORATION BY REFERENCE.

The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this Proxy Statement entitled “Compensation Discussion and

Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS.

The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. The Company has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s Common Shares held through such brokerage firms. If your family has multiple accounts holding shares of Common Shares of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

EXECUTIVE OFFICERS OF THE COMPANY.

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC under the heading “Directors, Executive Officers and Corporate Governance”, which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of the Company’s filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s internet website at http://www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on the Company’s own internet website at http://www.sifco.com/proxy_materials. The content of the Company’s website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

By order of the Board of Directors.

SIFCO Industries, Inc.

Megan L. Mehalko, Corporate Secretary

December 15, 2010

Exhibit A

AMENDMENT NO. 1 TO THE SIFCO INDUSTRIES, INC.

2007 LONG-TERM INCENTIVE PLAN

EFFECTIVE AS OF NOVEMBER 4, 2010

1. The first sentence of Section 1 of the Sifco Industries, Inc. 2007 Long-Term Incentive Plan (the “Plan”) is hereby amended by inserting the words “and consultants and Board members” after the words “qualified employees” in the first clause thereof.

2. Section 2.22 of the Plan is hereby deleted and the following is substituted therefor:

“2.22 “Grantee” means an Employee, a key consultant to the Company or an Affiliate or a member of the Board who receives or holds an Award under the Plan”

3. The definition of “Separation from Service” set forth in Section 2.43 of the Plan is hereby amended by adding the words “or, in the case of a member of the Board, a termination of such person’s membership on the Board” at the end thereof.

4. Section 4.1 of the Plan is hereby deleted and the following is substituted therefor:

“4.1 Number of Shares Available for Awards

Subject to adjustment as provided in Section 16 hereof, the number of shares of Stock available for issuance under the Plan shall be equal to Six Hundred Thousand (600,000), all of which may be granted as Incentive Stock Options. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.”

5. Sections 6.1, 6.2 and 10.1 of the Plan are hereby amended by changing all references to “Employee” therein to “Grantee”. Section 10.1 of the Plan is hereby further amended by changing the word “an” immediately preceding the amended references to “Grantee” to “a”.

6. The last sentence of Section 10.3 of the Plan is hereby amended by changing the reference to “Section 3.7” therein to “Section 3.6”.

7. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

8. This Amendment No. 1 to the Plan shall be effective when approved by the Board; provided, however, that if this Amendment No. 1 to the Plan is not approved either (i) by the affirmative votes of the holders of shares of Stock having a majority of the voting power of all shares of Stock represented at a meeting duly held in accordance with Ohio law or (ii) by a written consent of the stockholders of the Company in accordance with Ohio law, in either case within twelve months after the date this Amendment No. 1 to the Plan is approved by the Board, this Amendment No. 1 and any Awards that would not have been able to be granted but for the expansion of the class of persons included in the definition of “Grantee” or the increase in the number of shares of Stock subject to the Plan shall be void and of no effect whatsoever.

SIFCO Industries, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY P. GOTSCHALL and HUDSON D. SMITH, and each of them, the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of Shareholders of SIFCO Industries, Inc., to be held on January 20, 2011, and at any and all adjournments thereof.

Signature

Signature if held jointly

Dated:

NOTE: The signature of this proxy should correspond with the name (or names), as shown hereon, in which your stock is registered. Where stock is registered jointly in the name of two or more persons, all should sign.

(Proxy continued on other side)

SIFCO Industries, Inc.	Proxy

IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO ADOPT AMENDMENT NO. 1 TO THE SIFCO INDUSTRIES, INC. 2007 LONG-TERM INCENTIVE PLAN, FOR THE PROPOSAL TO RATIFY THE DESIGNATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

(1)	ELECT SEVEN (7) DIRECTORS. To elect the following persons for one-year terms expiring at the 2012 Annual Meeting of Shareholders:

Nominees:	Jeffrey P. Gotschall Alayne L. Reitman	Frank N. Nichols Hudson D. Smith	Michael S. Lipscomb Mark J. Silk	Donald C. Molten, Jr.

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
(except as noted below)	To vote for all nominees

(INSTRUCTIONS: If you wish to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.)

(2)	ADOPT AMENDMENT NO. 1 to the SIFCO Industries, Inc. 2007 Long-Term Incentive Plan

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	RATIFY THE DESIGNATION OF GRANT THORNTON LLP as the independent registered public accounting firm for the year ending September 30, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(continued from other side)